 Exhibit 21.1

SUBSIDIARIES OF THE QUIGLEY CORPORATION

Subsidiaries	State or other Jurisdiction of Incorporation

Quigley Pharma Inc.	Delaware
Quigley Manufacturing Inc.	Delaware

The above subsidiaries are included in the consolidated financial statements for the year ended December 31, 2008.